EXHIBIT 99.1

PFGI Capital Corporation
1900 E. 9thStreet
Cleveland, Ohio 44114

NEWS RELEASE

PFGI Capital Corporation Confirms Cash Payment on Income PRIDESSM
&Announces Financial Results for the Quarter Ended December 31, 2004

Cleveland, January 19, 2005 — PFGI Capital Corporation announced that the scheduled cash payment on its Income PRIDESSM (NYSE: PCEPRI) security will be paid on February 17, 2005. The distribution, accruing from November 18, 2004 through February 17, 2005, is payable to holders of record on February 1, 2005, at a rate of $0.5625 per each Income PRIDESSM held.

PFGI Capital Corporation also announced financial results for the fourth quarter and year ended December 31, 2004. For the fourth quarter of 2004, net income was $4.3 million, interest on loan participations was $4.4 million, and non-interest expenses, including loan servicing and management fees, totaled $.2 million. This compares with net income of $5.3 million, interest on loan participations of $3.8 million, and non-interest expenses, including loan servicing and management fees, of $.2 million for 2003‘s fourth quarter. For the year ended December 31, 2004, net income was $15.3 million, interest on loan participations was $16.0 million, and non-interest expenses, including loan servicing and management fees, totaled $.9 million. This compares with net income of $16.9 million, interest on loan participations of $15.9 million, and non-interest expenses, including loan servicing and management fees, of $.9 million for the year ended December 31, 2003.

At December 31, 2004, there were no non-performing assets or impaired loans, loan participations totaled $324.2 million, and the reserve for loan participation losses was $1.6 million. At December 31, 2004, total shareholders’ equity was $335.2 million and total assets were $335.2 million.

About PFGI Capital Corporation

PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. The principal business objective is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to PFGI Capital Corporation shareholders. PFGI Capital Corporation is a consolidated subsidiary of The Provident Bank, a wholly owned banking subsidiary of National City Corporation.

About National City Corporation

National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at NationalCity.com.

For further information, please contact

Jennifer Hammarlund
National City Corporation
1-216-222-9849